Exhibit 10.1

LEASE TERMINATION AND
RELEASE AGREEMENT
THIS LEASE TERMINATION AND RELEASE AGREEMENT ("Agreement") is made and entered into as of this 21st day of October, 2016 (the "Effective Date") by and between GOOGLE INC., a Delaware corporation ("Landlord"), and ROCKET FUEL INC., a Delaware corporation ("Tenant").
R E C I T A L S :
A.    Landlord (as successor in interest to VII Pac Shores Investors, L.L.C., a Delaware limited liability company) and Tenant are parties to that certain Office Lease dated as of August 7, 2013, as amended by that certain First Amendment, dated as of December 18, 2013 (collectively, the "Lease"), pursuant to which Tenant leases certain premises ("Premises") from Landlord described as Suite Nos. 100, 200, 300 and 400 on the 1st, 2nd, 3rd and 4th floors of the building commonly known as Pacific Shores Center – Building Number 9 located at 1900 Seaport Boulevard, Redwood City, CA 94063.
B.    Capitalized terms not otherwise defined in this Agreement shall have the meanings given to them in the Lease.
C.    Landlord and Tenant desire to terminate the Lease early on the terms set forth herein.
NOW, THEREFORE, for and in consideration of the payment by Tenant to Landlord of all rent and other monetary obligations under the Lease (collectively, "Rent") due under the Lease through January 2, 2017, the fulfillment of the obligations described herein, and the releases, agreements, covenants and undertakings set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
A G R E E M E N T :
1.Termination Date. Subject to the provisions set forth herein, the Lease and all of the rights, duties and obligations set forth therein shall be terminated effective as of January 2, 2017 (the "Early Termination Date"), except for the "Reserved Claims" of Landlord described in Paragraph 5(e) below.
2.    Surrender. On or before 5:00 p.m. Pacific Time on January 2, 2017, Tenant shall surrender possession of the Premises to Landlord in accordance with the requirements set forth in the Lease, including, without limitation, the provisions of Sections 7.2, 8, 15 and 23 of the Lease, at Tenant's sole cost and expense, including without limitation, removing all Lines, signage, furniture, fixtures, equipment, debris, rubbish and repairing any and all damage to the Premises caused by the removal of Tenant's personalty from the Premises. Notwithstanding the foregoing, Tenant shall not be required to remove any Alterations or Leasehold Improvements. Landlord and Tenant agree to conduct a joint walk-through of the Premises on or before December 20, 2016 to verify that Tenant has complied with the surrender requirements set forth herein. Upon conducting

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such joint walk-through, Landlord shall specify any work that needs to be done by Tenant to satisfy the foregoing requirements (said work identified by Landlord following the joint walk-through being referred to herein as the "Surrender Work"). Tenant shall complete the Surrender Work no later than the Early Termination Date. If Landlord fails to identify any Surrender Work during the joint walk-through of the Premises, Tenant shall not be required to perform any Surrender Work. From and after the date Tenant surrenders the Premises to Landlord in accordance with the requirements set forth in the Lease, Tenant shall have no further rights to the possession or use of the Premises.
3.    Letter of Credit. The terms and conditions regarding the Letter of Credit set forth in Section 3 of Exhibit F of the Lease shall continue to apply until the date which is sixty (60) days following the Early Termination Date (the "Final LC Expiration Date"), upon which Final LC Expiration Date Landlord shall return the original Letter of Credit (and all amendments thereto) to Tenant and execute any documentation reasonably required by the issuer of the Letter of Credit for the cancellation thereof.
4.    Consent to Sublease. Tenant acknowledges that, as of the Effective Date, Tenant has withdrawn its request for Landlord's consent to Tenant subletting the Premises (the "Sublease Request"), and that such Sublease Request is null and void and of no further force and effect.
5.    Mutual Release.
(a)    Release of Landlord. Tenant hereby releases and discharges Landlord and agrees to hold Landlord and each of its partners, shareholders, officers, directors, agents and employees, and their respective predecessors, successors and assigns and the partners, employees, shareholders, officers, directors, agents and employees of each of them (collectively, "Successors"), free and harmless from any and all claims, demands, causes of action, losses, penalties, fines, expenses, obligations, damages, attorneys' fees, costs and liabilities of any nature whatsoever (collectively "Claims"), whether or not now known, suspected or claimed, which Tenant (or any individual or entity acting through Tenant) ever had, now has or may claim to have, against Landlord or any of its Successors resulting from, arising out of or related to the Lease or the Premises (the "Landlord Release").
(b)    Release of Tenant. Subject to the limitations contained in subparagraph (e) below, effective as of the Early Termination Date, provided Tenant timely performs all of its obligations under this Agreement, Landlord hereby releases and discharges Tenant and agrees to hold Tenant and each of its successors, partners, shareholders, officers, directors, agents and employees, free and harmless from any and all Claims, whether or not now known, suspected or claimed, which Landlord (or any individual or entity acting through Landlord) ever had, now has or may claim to have, against Tenant or any of its Successors resulting from, arising out of or related to the Lease or the Premises (the "Tenant Release").
(c)    Additional Facts. Landlord and Tenant each acknowledge that it may hereafter discover facts different from or in addition to those it now knows or believes to be true with respect to the Claims which are the subject of the Landlord Release set forth in subparagraph (a) above and the Tenant Release set forth in subparagraph (b) above, and Landlord and Tenant each

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expressly agree to assume the risk of the possible discovery of additional or different facts, and agree that the Landlord Release and the Tenant Release shall be and remain effective in all respects, regardless of such additional or different facts.
(d)    Waiver of California Civil Code Section 1542. Landlord and Tenant each understand and agree, by initialing below, that each party expressly waives and relinquishes all rights and benefits, if any, it may have under Section 1542 of the California Civil Code with respect only to the Claims which are the subject of the Landlord Release set forth in subparagraph (a) above and the Tenant Release set forth in subparagraph (b) above. California Civil Code Section 1542 reads as follows:
"§1542 [CERTAIN CLAIMS NOT AFFECTED BY GENERAL RELEASE.] A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR."

/s/ DR	/s/ RSJ
Landlord's Initials	Tenant's Initials
(e)    Landlord Reserved Claims. Notwithstanding anything to the contrary contained in subparagraphs (a) through (d) above, (1) Landlord does not waive or release any Claims specifically arising pursuant to a breach of Tenant's obligation(s) under this Agreement, (2) Landlord does not waive or release any Claims arising or accruing under the Lease during the Term prior to the Early Termination Date to the extent such Claims are expressly intended to survive the expiration or termination of the Lease, (3) Landlord does not waive or release any Claims relating to any violation of the terms of the Lease relating to liens against the Premises for Tenant's actions prior to the Early Termination Date, (4) Landlord does not waive or release any Claims relating to any violation by Tenant or its subtenants, agents, employees or contractors relative to environmental laws concerning hazardous or toxic materials or substances, and/or (5) Landlord does not waive or release any Claims relative to the occurrence of any events arising or accruing under the Lease during the Term prior to the Early Termination Date in connection with which Tenant is required to indemnify Landlord or hold Landlord harmless as provided in the Lease (collectively, the "Landlord Reserved Claims").
6.    Representations of Tenant. Tenant represents and warrants to Landlord that: (i) Tenant has not heretofore assigned or sublet all or any portion of its interest in the Lease; (ii) no other person, firm or entity has any right, title or interest in the Lease; (iii) Tenant has the full right, legal power and actual authority to enter into this Agreement and to terminate the Lease without the consent of any person, firm or entity; and (iv) Tenant has the full right, legal power and actual authority to bind Tenant to the terms and conditions hereof. Tenant further represents and warrants to Landlord that as of the Effective Date there are no, and as of the Early Termination Date there shall not be any, mechanics' liens and/or other liens encumbering all or any portion of the Premises, by virtue of any act or omission on the part of Tenant, its contractors, agents, employees, successors

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and/or assigns. Notwithstanding the early termination of the Lease and the release of liability as provided for herein, the representations and warranties set forth in this Section 6 shall survive the Early Termination Date and Tenant shall be liable for any loss incurred by Landlord as a result of any inaccuracies or breach of the enumerated representations and warranties.
7.    No Other Promises. It is further expressly agreed and warranted by the parties hereto that, except as set forth herein, (i) no promise or inducement has been offered by either party to the other and (ii) this Agreement is executed without reliance upon any statement or representation of any of the parties hereto concerning the nature or extent of any damages and/or the legal liability therefor.
8.    Authority. Landlord and Tenant each represents and warrant that their respective signatories hereto hereby have full and complete authority to bind their respective parties to the Agreement and that no other consent is necessary or required in order for the signatories to execute this Agreement on behalf of their respective parties. Tenant represents that it has not sublet any portion of the Premises and that it has not heretofore assigned the Lease or any of its rights or obligations under the Lease.
9.    Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto regarding the matters set forth herein; supersedes all other prior agreements, representations and covenants, written or oral, with respect thereto; and may not be varied or amended except by a writing signed by all of the parties hereto.
10.    Agreement Binding. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective predecessors, heirs, beneficiaries, legal and personal representatives, successors and assigns.
11.    Further Assurances. Each party hereto shall execute and deliver to the other such other additional documentation as may be reasonably requested by the other party hereto in order to (i) evidence the due authorization of this Agreement by the other party and the capacity of the person executing same to so sign for and on behalf of such party and/or (ii) further evidence, accomplish or facilitate the agreements and representations set forth herein.
12.    Brokers. Landlord and Tenant each hereby represents and warrants to the other that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Agreement, except for Jonathan Moeller, Payam Tabar, and Mina Mohamadi of CBRE, Inc. (collectively, "Landlord's Broker"), representing Landlord, and Kristoph Lodge and Eric Anderson of Newmark Cornish & Carey (collectively, "Tenant's Broker"), representing Tenant, and that it knows of no other real estate broker or agent (other than the Landlord's Broker and Tenant's Broker) who is entitled to a commission in connection with this Agreement. Landlord shall pay any broker's commission due to Landlord's Broker with respect to this Agreement pursuant to a separate agreement between Landlord and Landlord's Broker. Tenant shall pay any broker's commission due to Tenant's Broker with respect to this Agreement pursuant to a separate agreement between Tenant and Tenant's Broker. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys' fees) with

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respect to any leasing commission or equivalent compensation alleged to be owing on account of any breach of the foregoing representation and warranty by the indemnifying party in connection with this Agreement.
13.    Legal Fees. In any dispute involving the enforcement of this Agreement, the non-prevailing party in such dispute shall pay all costs, including but not limited to reasonable attorney's fees, incurred by the party prevailing in such dispute.
14.    Time of Essence. Time is of the essence of each and every term, condition, obligation and provision hereof.
15.    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.
16.    Holdover Rent. If Tenant fails to surrender possession of the Premises to Landlord in accordance with the terms of this Agreement, then notwithstanding anything to the contrary in the Lease, Tenant shall be required to pay holdover rent as provided in the Lease. Other than such holdover rent, Tenant shall not be liable for any damages for such holdover during the first sixty (60) days thereof.
17.    Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

[Signature pages follow]

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IN WITNESS WHEREOF, this Agreement has been executed by an authorized representative of each party as of the day and year first above written.

"TENANT"	ROCKET FUEL INC.,
a Delaware corporation

	By:	/s/ Rex S. Jackson
		Name:	Rex S. Jackson
		Title:	CFO

"LANDLORD"	GOOGLE INC.,
a Delaware corporation

	By:	/s/ David Radcliffe
		Name:	David Radcliffe
		Title:	VP Real Estate

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